As filed with the Securities and Exchange Commission on March 6, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMX (Security Matters) Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	3590	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

+353-1-920-1000

Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland

(Address and telephone number of registrant’s principal executive offices)

2022 Equity Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq. Samantha Guido, Esq. Ruskin Moscou Faltischek P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556 Tel: (516) 663-6580	Connor Manning Arthur Cox Ten Earlsfort Terrace Dublin 2 D02 T380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by SMX (Security Matters) Public Limited Company (the “Company”) relating to 2,416,384 ordinary shares (post-4.8828125:1) of the Company, $0.00000000012219451015625 par value per share (the “Ordinary Shares”), pursuant, to, or upon exercise of, awards that have been granted or may be granted under our 2022 Equity Incentive Plan, as amended (the “Plan”). The Company previously registered 1,562 Ordinary Shares (as adjusted for the 1-for-7 reverse stock split effective August 7, 2025, the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025, and the 1–for–4.8828125 reverse stock split effective February 17, 2026) issuable under the Plan pursuant to the Registration Statement on Form S-8 originally filed with the SEC on July 16, 2025, and 24,114 Ordinary Shares (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, and the 1-for-8 reverse stock split effective November 18, 2025, and the 1–for–4.8828125 reverse stock split effective February 17, 2026) issuable under the Plan pursuant to the Registration Statement on Form S-8 originally filed with the SEC on September 22, 2025. The Plan has been amended to increase the number of shares available to 2,442,091.

Pursuant to the Registration Statement on Form S-8 filed by the Company on July 16, 2025 (Registration No. 333-288722) (the “July Registration Statement”), the Company previously registered 1,562 Ordinary Shares (as adjusted for the 1-for-7 reverse stock split effective August 7, 2025, the 1-for-10.89958 reverse stock split effective October 23, 2025, and the 1-for-8 reverse stock split effective November 18, 2025, and the 1–for–4.8828125 reverse stock split effective February 17, 2026). Pursuant to the Registration Statement on Form S-8 filed by the Company on September 22, 2025 (Registration No. 333-290452) (the “September Registration Statement”, and together with the July Registration Statement, the “Prior Registration Statements”), the Company previously registered 24,114 Ordinary Shares (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, and the 1-for-8 reverse stock split effective November 18, 2025, and the 1–for–4.8828125 reverse stock split effective February 17, 2026). The additional Ordinary Shares being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statements and represent an aggregate increase in the total shares available for issuance under the Plan to 2,442,091 Ordinary Shares. Pursuant to General Instruction E to Form S-8, the registrant incorporates by reference into this Registration Statement the contents of the Prior Registration Statements, including all exhibits filed therewith or incorporated therein by reference, except as expressly modified herein.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The Reoffer Prospectus may be utilized for reofferings and resales by selling stockholders of up to 1,196,800 Ordinary Shares issued pursuant to the Plan. This Reoffer Prospectus may be used for the reoffer and resale of Ordinary Shares on a continuous or delayed basis that may be deemed to be “restricted securities” and/or “control securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, that are issuable to certain of our executive officers, employees, consultants and directors identified in the Reoffer Prospectus. The number of Ordinary Shares included in the Reoffer Prospectus represents Ordinary Shares issuable to the selling stockholders pursuant to equity awards, including stock options and restricted stock grants, granted to the selling stockholders and does not necessarily represent a present intention to sell any or all such Ordinary Shares.

As specified in General Instruction C of Form S-8, until such time as we meet the registrant requirements for use of Form S-3, the number of Ordinary Shares to be offered by means of this Reoffer Prospectus, by each of the selling security holders, and any other person with whom he or she is acting in concert for the purpose of selling our Ordinary Shares, may not exceed, during any three month period, the amount specified in Rule 144(e) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the 2022 Equity Incentive Plan, as amended (the “Plan”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

1,196,800 Ordinary Shares

This reoffer prospectus (the “Reoffer Prospectus”) relates to the offer and sale from time to time by certain selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to 1,196,800 Ordinary Shares of the Company This Reoffer Prospectus covers the offer and sale by the Selling Stockholders of up to 1,196,800 Ordinary Shares underlying stock options and restricted stock units previously granted to the Selling Stockholders pursuant to the Plan.

We are not offering any Ordinary Shares and will not receive any proceeds from the sale of the Ordinary Shares by the Selling Stockholders pursuant to this Reoffer Prospectus. The Selling Stockholders are “affiliates” of the Company (as defined in Rule 405 under the Securities Act).

Subject to other restrictions on them, the Selling Stockholders may from time to time (including in the case of Ordinary Shares offered hereby under stock options and restricted stock units, upon vesting and/or exercise) sell, transfer or otherwise dispose of any or all of the Ordinary Shares covered by this Reoffer Prospectus in various types of transactions, including through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. If underwriters or dealers are used to sell the Ordinary Shares, we will name them and describe their compensation in a prospectus supplement. The Ordinary Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the Ordinary Shares for sale. The Selling Stockholders may sell any, all or none of the Ordinary Shares offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 21 for more information about how the Selling Stockholders may sell or dispose of the Ordinary Shares covered by this Reoffer Prospectus.

Before their sale under this Reoffer Prospectus, the Ordinary Shares covered by this Reoffer Prospectus are “control securities” or “restricted securities,” within the meaning of Instruction C to Form S-8 under the Securities Act. This Reoffer Prospectus has been prepared for the purposes of registering the Ordinary Shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission (“SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On March 5, 2026, the closing price of our Ordinary Shares was $33.29.

These are speculative securities. See “Risk Factors” beginning on page 20 for the factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus March 6, 2026.

This Reoffer Prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The Reoffer Prospectus may also add, update or change information contained or incorporated by reference in this Reoffer Prospectus. This Reoffer Prospectus and the documents incorporated by reference into this Reoffer Prospectus, includes all material information relating to the offering of securities under this Reoffer Prospectus. You should carefully read this Reoffer Prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this Reoffer Prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Reoffer Prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Reoffer Prospectus. You must not rely on any unauthorized information or representation. You should assume that the information in this Reoffer Prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Reoffer Prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this Reoffer Prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise in this Reoffer Prospectus, the terms “SMX,” the “Company,” the “Registrant,” “we,” “our” or “us” in this Reoffer Prospectus refer to SMX (Security Matters) Public Limited Company unless otherwise specified.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Reoffer Prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Reoffer Prospectus may include, for example, statements about:

●	the Company’s financial performance;

●	the ability to maintain the listing of the Ordinary Shares on Nasdaq;

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the Company’s ability to develop and launch new products and services;

●	the Company’s ability to successfully and efficiently integrate future expansion plans and opportunities;

●	the Company’s ability to grow its business in a cost-effective manner;

●	the Company’s product development timeline and estimated research and development costs;

●	the implementation, market acceptance and success of the Company’s business model;

●	developments and projections relating to the Company’s competitors and industry;

●	the Company’s approach and goals with respect to technology;

●	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of war, state, terror threats, or adverse public health developments on the Company’s business;

●	changes in applicable laws or regulations; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

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These forward-looking statements are based on information available as of the date of this Reoffer Prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the outcome of any legal proceedings that may be instituted against the Company;

●	the ability to maintain the listing of the Ordinary Shares on Nasdaq;

●	changes in applicable laws or regulations;

●	the effects of future pandemics, or other future health crises on the Company’s business;

●	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

●	the risk of downturns and the possibility of rapid change in the highly competitive industry in which the Company operates;

●	the risk that the Company and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so;

●	the risk that the Company may never achieve or sustain profitability;

●	the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	the risk that the Company experiences difficulties in managing its growth and expanding operations;

●	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

●	the risk that the Company is unable to secure or protect its intellectual property;

●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described in this Reoffer Prospectus, including those under the section entitled “Risk Factors.”

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PROSPECTUS SUMMARY

The SEC allows us to ‘‘incorporate by reference’’ certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Reoffer Prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede the information disclosed in this Reoffer Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Reoffer Prospectus shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained in this Reoffer Prospectus or in any other document that also is or is deemed to be incorporated by reference in this Reoffer Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus. You should read the following summary together with the more detailed information regarding our company, our Ordinary Shares and our financial statements and notes to those statements appearing elsewhere in this Reoffer Prospectus or incorporated herein by reference.

Our Company

We envision ourself as the next generation solution provider of brand protection, authentication and track and trace technology for the anti-counterfeit market. Our vision is to build confidence in the era of the digital economy, enabling parties to maintain trust in physical assets and processes. Our transformative solution aims at building on the principles of The United Nations’ Sustainability Development Goals, particularly Goal 12: “Ensure sustainable consumption and production patterns” that can create value for participants in the circular economy. As an increasing number of industries and sectors are committing to using recycled material and realizing the broader strategic vision of net zero carbon emissions, we believe our solution is the next generation for sustainability and the circular economy.

For more information about the Company, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” from the Company’s Annual Report on Form 20-F, as amended, incorporated by reference into this prospectus, and other documents filed from time to time with the Securities and Exchange Commission.

Business Combination

On March 7, 2023 (the “Closing Date”), the Company consummated a business combination pursuant to the Business Combination Agreement, dated as of July 26, 2022 (the “BCA”), by and among the Company, Security Matters PTY, Lionheart and Aryeh Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and the scheme implementation deed, dated as of July 26, 2022 (“SID”), by and among the Company, Security Matters PTY, Lionheart and Merger Sub (collectively, the “Business Combination”), as follows:

●	Under the SID, Security Matters PTY proposed a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (“Corporations Act”) (“Scheme”) and the equal reduction of capital under section 256B of the Corporations Act pursuant to which all ordinary shares of Security Matters PTY were cancelled in accordance with the terms of the resolution of the shareholders of Security Matters PTY whereby the shareholders approved the capital reduction (“Capital Reduction”) which resulted in all shares in Security Matters PTY being cancelled in return for the issuance of ordinary shares of the Company, with the Company being issued one share in Security Matters PTY (“Security Matters Shares”) (this resulted in Security Matters PTY becoming a wholly owned subsidiary of the Company);

●	Under the SID, Security Matters PTY proposed an option scheme of arrangement under Part 5.1 of the Corporations Act (“Option Scheme”), which resulted in the Security Matters PTY options held by participants in the Option Scheme being subject to a cashless exercise based on a Black-Scholes valuation, in exchange for Security Matters Shares. Under the Scheme those shares were cancelled and the participants received Ordinary Shares on the basis of the Scheme consideration;

●	Security Matters PTY shareholders received consideration under the Scheme of 1 Ordinary Share per 10.3624 Security Matters Shares having an implied value of $10.00 per Ordinary Share and the Company became the holder of all of the issued shares in Security Matters PTY and Lionheart, with Security Matters PTY being delisted from the Australian Stock Exchange;

●	Merger Sub merged with and into Lionheart, with Lionheart surviving the merger as a wholly owned subsidiary of the Company; and

●	Existing Lionheart stockholders received Ordinary Shares in exchange for their existing Lionheart shares and existing Lionheart warrant holders had their warrants automatically adjusted to become exercisable in respect of Ordinary Shares instead of Lionheart shares.

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Other than as set forth below, since our incorporation, there have been no material changes to our share capital, mergers, amalgamations or consolidations of the Company or any of our significant subsidiaries, no acquisitions or dispositions of material assets other than in the ordinary course of business, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes.

The following has occurred since our incorporation:

●	The Business Combination and the transactions contemplated therewith;

●	A 1:22 reverse stock split effected on August 21, 2023;

●	The trueGold Investment Agreement described below;

●	A 1:75 reverse stock split effected on July 15, 2024;

●	On November 11, 2024, the Company’s holding in SMX Circular Economy Platform PTE, Ltd. was reduced from 100% to 70%;

●	The increase in the Company’s holdings in trueGold to 52.9% in connection with the PMB Partners, LP Letter of Intent (“PMB LOI”) as described below; and

●	The 1:28.5 Reverse Stock Split, effected on January 15, 2025;

●	On March 26, 2025, the Company established a fully owned entity incorporated in Dubai Multi Commodities Centre Authority, United Arab Emirates with the name and style of “SMX Circular Economy FZCO”;

●	The 1:4.1 June Reverse Stock Split, effected on June 16, 2025;

●	The 1:7 reverse stock split, effected on August 7, 2025;

●	The 1:10.89958 reverse stock split, effected on October 23, 2025;

●	The 1:8 reverse stock split, effected on November 18, 2025; and

●	The 1:4.8828125 reverse stock split, effected on February 17, 2026.

There have been no bankruptcy, receivership or similar proceedings with respect to the Company or its significant subsidiaries. There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.

Recent Developments

Collaboration Agreement for Pilot Initiative to Enable Secure Tracking and Traceable Critical Minerals Commerce Through CAINO and the M2i Metals Marketplace

On February 19, 2026, the Company announced that it has entered into a Strategic Collaboration Agreement with M2i Global, Inc. and Volato Group, Inc. The Collaboration Agreement establishes a structured collaboration between the parties to support a pilot initiative involving (i) the application of physical and digital shipment-assurance technologies and (ii) digital traceability, custody, and commercialization workflows via the M2i CAINO digital backbone and the M2i Metals Marketplace.

Shareholder Rights Agreement

On January 30, 2026, the Board of Directors (the “Board”) of the Company authorised the issuance of one preferred share purchase right (a “Right”) for each outstanding Ordinary Share, or such Ordinary Shares of the Company as are in issue on the Record Date as a result of any consolidation of such Ordinary Shares. The Rights will be issued on March 2, 2026, to the shareholders of record on March 2, 2026. The complete terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of February 13, 2026, between the Company and Continental Stock Transfer & Trust Company, as rights agent.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 10% or more of the outstanding Ordinary Shares without the prior approval of the Board. As a result, the overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the Board. However, the Rights Agreement should not interfere with any merger or other business combination approved by the Board.

Summary of the Rights Agreement

The Rights. The Rights will initially trade with, and will be inseparable from, the Ordinary Shares. The Rights are evidenced only by book-entry credits that represent Ordinary Shares.

Exercise Price. Each Right will allow its holder to purchase from the Company one Series A Preferred Share (a “Preferred Share”) for US$0.0001 (the “Exercise Price”), once the Rights become exercisable.

Exercisability. The Rights will not be exercisable until ten (10) days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of the outstanding Ordinary Shares.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying Ordinary Shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934—are treated as beneficial ownership of the number of the Company’s Ordinary Shares equivalent to the economic exposure created by the derivative position, to the extent actual Ordinary Shares of the Company are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

The Company refers to the date when the Rights become exercisable as the “Distribution Date.” Until that date, any transfer of Ordinary Shares will constitute a transfer of Rights. After that date, the Rights will separate from the Ordinary Shares and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of Ordinary Shares. Any Rights held by an Acquiring Person are void and may not be exercised.

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Consequences of a Person or Group Becoming an Acquiring Person.

●	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person (and its affiliates and associates) may, for US$0.0001, purchase one Preferred Share in the Company for each one Ordinary Share held in the Company. The aggregate Preferred Shares shall have a liquidation preference of US$250 million, plus any accrued and unpaid dividends thereon, payable in cash and in priority to any payment or distribution to holders of Ordinary Shares upon any change of control not pre-approved by the Board, liquidation, dissolution, or winding up of the Company. A fixed cumulative cash dividend shall be payable to the holders of Preferred Shares at an annual rate of 18.5% per annum on the liquidation preference amount, accruing daily and payable quarterly in arrears on customary quarter-ends, in priority to any dividend or distribution on Ordinary Shares. To the extent not lawfully paid in cash (e.g., due to insufficient distributable profits), dividends will accrue.
●	Flip Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may purchase shares of the acquiring company at a discount to the market value of the acquiring company’s shares.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, and notional Shares held by counterparties to a derivatives contract with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Expiration. The Rights will expire on the earliest of (i) the close of business on the first anniversary of the date of the Rights Agreement, or (ii) the time at which the Rights are redeemed as provided in Clause 23 of the Rights Agreement, or (iii) the date upon which the liquidation preference, and all interest thereon, has been paid by the Company to the holders of the issued Preferred Shares.

Redemption. The Board may redeem the Rights for US$0.0001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of US$0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of the Ordinary Shares.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or Ordinary Shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

February Reverse Stock Split

On February 17, 2026, the Company’s ordinary shares began trading on Nasdaq on a post-reverse stock split basis under the current symbol “SMX”. The new CUSIP number of the Company’s ordinary shares was G8267K406 and the new ISIN code was IE000B5COQZ5.

The Company’s Board of Directors fixed the split ratio at 4.8828125:1, every 4.8828125 ordinary shares of the Company with a nominal value of $0.00000000002502543568 per share were automatically combined into one (1) ordinary share with a nominal value of $0.00000000012219451015625 per share.

The Reverse Stock Split reduced the number of outstanding shares of the Company from approximately 10 million to approximately 2 million and affected all outstanding ordinary shares. Every 4.8828125 outstanding ordinary shares was combined into and automatically became 1 post-Reverse Stock Split ordinary share.

After the Reverse Stock Split, all outstanding Company options, warrants and other applicable convertible securities, including the Company’s warrants listed on the Nasdaq Capital Market under the symbol SMXWW which retained its existing CUSIP number, were proportionately adjusted in accordance with their respective terms.

Amendment to SEPA

On February 6, 2026, the Company and the SEPA Investor entered into a Second Amendment to Standby Equity Purchase Agreement (the “SEPA Amendment”), which amends the terms of the Company’s Standby Equity Purchase Agreement, dated as of December 1, 2025, as amended and supplemented by that Amendment and Addendum to Standby Equity Purchase Agreement, dated as of December 9, 2025 (together with the SEPA Amendment, the “SEPA”).

The SEPA Amendment increased the size of the Commitment Amount under the SEPA from $100,000,000 to $250,000,000.

As of the date of this prospectus, the Company has drawn down an aggregate of $11,300,720 from the Commitment Amount under the SEPA and has issued an aggregate of 179,682 (post-4.8828125:1 reverse stock split) of its ordinary shares to Target as a result. The Company intends to continue to draw down from the Commitment Amount from time to time pursuant to the terms and conditions of the SEPA, as amended by the SEPA Amendment, and applicable law.

In addition, RBW Capital Partners LLC (a division of Dawson James Securities, Inc.), the placement agent for the offerings pursuant to the SEPA, as amended by the SEPA Amendment, has agreed that it will charge the Company a cash fee equal to (a) 4% for the first $20,000,000 of aggregate gross cash proceeds that may be drawn down from the Commitment Amount, (b) 3% for the next $80,000,000 of aggregate gross cash proceeds that may be drawn down from the Commitment Amount and (c) 2% for the last $150,000,000 of aggregate gross cash proceeds that may be drawn down from the Commitment Amount.

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Advancement of U.S. Cotton Traceability with TruCotton

On January 26, 2026, the Company announced a new initiative with TruCotton®, a U.S. cotton traceability and branding program, focused on advancing full-chain verification of U.S.-grown cotton. The initiative is designed to establish a scientific, material-level method to authenticate U.S. cotton origin.

Kraken Account

On January 16, 2026, the Company announced that it has opened a corporate account with Kraken as part of a treasury strategy authorized by the Company’s Board of Directors.

Rubber and Latex Gloves

On December 31, 2025, the Company announced the expansion of its industrial rubber traceability platform into latex and rubber gloves. The initiative represents the sixth application within SMX’s growing circular-rubber program.

Denim and Recycled-Denim

On December 30, 2025, the Company announced that it intends to enter the denim and recycled-denim segment in Q1 2026, extending its cotton-based material identity capabilities into one of the world’s largest apparel categories.

Joint Initiative with FinGo and Bougainville Refinery Ltd.

On December 22, 2025, the Company announced a joint initiative with FinGo, a secure digital identity provider, and Bougainville Refinery Ltd (BRL) to evaluate a combined technology framework for authenticating the gold supply chain from mine and miner through refinery and export. The initiative reflects a shared objective to establish Bougainville as a global reference point for transparent, responsible, and technology-enabled gold trade, demonstrating how advanced authentication and digital identity infrastructure can be embedded at a national supply-chain level.

The parties will assess the deployment of an integrated material and human verification platform designed to deliver traceability, auditability, and transparency across the entire gold value chain. It brings together SMX’s molecular-level gold authentication, FinGo’s biometric digital identity and KYC/AML infrastructure, and BRL’s operational, compliance, and export capabilities as a licensed gold refinery and supply-chain operator.

Equity Purchase Agreement and Amendment to Equity Purchase Agreement

On December 1, 2025, the Company entered into a standby equity purchase agreement (the “Equity Purchase Agreement” or “SEPA”) with institutional investors (the “Institutional Investors”), to issue and sell to (a) each of the Institutional Investors, a promissory note (each, a “SEPA Note” and collectively, the “SEPA Notes”), for aggregate gross proceeds to the Company of up to $11.5 million, subject to conditions (the “SEPA Note Purchase Price”) and (b) one of the Institutional Investors (the “SEPA Investor”), up to $100 million worth of the Company’s Ordinary Shares in an equity line of credit (the “Equity Line”). Such amounts are before deducting fees to the SEPA Placement Agent (as defined below) and other expenses payable by the Company in connection with the offering (the “SEPA Offering”). The SEPA Notes were issued with an original issue discount of 20%.

The SEPA Note Purchase Price shall be paid as follows: $5,750,000 was paid on the initial closing date of December 3, 2025 (the “SEPA First Closing”); and $5,750,000 shall be paid on a second closing date no later than the effective date of the SEPA Form F-1 (as defined below) (the “SEPA Second Closing”).

On December 9, 2025, the Company and the Investors entered into an Amendment and Addendum to Standby Equity Purchase Agreement (the “Amendment”), which amends the terms of the Equity Purchase Agreement and the SEPA Notes as follows:

●	At the time of the SEPA Second Closing, the Institutional Investors will purchase a new convertible promissory note or notes from the Company in the aggregate principal amount of $5.0 million (with an OID of 20%, for a face value of $6.25 million) (the “New Notes”). This increases the total expected gross proceeds to the Company under the Equity Purchase Agreement (excluding the Equity Line) to $16,500,000.
●	The Company is no longer required to acquire bitcoin or another cryptocurrency with a portion of the proceeds under the Equity Purchase Agreement, as amended, so long as the Company’s ordinary shares close above $10.00 per share (subject to adjustment for reverse stock splits).
●	After the seventh business day after the effectiveness of the SEPA Form F-1, the Company can draw down up to $5.0 million under the Equity Line without the proceeds thereof being required to be used to repay the Notes or the New Notes.

The SEPA First Closing was on December 3, 2025. The Company has committed to register for resale the Ordinary Shares that may be issued upon conversion of the SEPA Notes and the New Notes, and which are issuable to the SEPA Investor under the terms of the Equity Line (including Facility Fee, as defined below) and shall file a Registration Statement on Form F-1 (the “SEPA Form F-1”) within fifteen calendar days of December 1, 2025, and use reasonable best efforts to cause the SEPA Form F-1 to be declared effective as soon as practicable thereafter. This Registration Statement on Form F-1 is being filed to comply with this registration obligation.

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The Company intends to use the net proceeds from the sale of the SEPA Note and the New Notes (collectively referred to as the “Notes”) for working capital and general corporate purposes, to pay down certain outstanding indebtedness and other liabilities of the Company . Initially, the Company intended to acquire bitcoin or another cryptocurrency subject to the mutual consent of the parties, which shall serve as a reserve asset for the Company, and for so long as the Notes remain outstanding, shall be used to secure amounts outstanding under the Notes. After payment of expenses and certain liabilities, generally, 50% of net proceeds to the Company under the Notes and the Equity Line will be used to purchase the crypto assets. However, the Amendment removed the Company’s obligation to acquire bitcoin or another cryptocurrency with a portion of the proceeds under the SEPA, as amended, so long as the Company’s Ordinary Shares close above $10 per share.

RBW Capital Partners LLC (a division of Dawson James Securities, Inc.) (the “SEPA Placement Agent”) acted as placement agent for the SEPA Offering, as amended.

The SEPA Notes and the New Notes are in the aggregate principal amount of up to $20,625,000 (the “SEPA Principal Amount”) and carry an original issue discount of 20%. The maturity date of each SEPA Note is the 6-month anniversary of the issuance date and is the date upon which the SEPA Principal Amount, as well as any other fees, shall be due and payable.

Each Institutional Investor has the right, at any time, to convert all or any portion of the then outstanding and unpaid SEPA Principal Amount and interest if any (including any costs, fees and charges) into the Company’s Ordinary Shares at a conversion price equal to the greater of (i) the SEPA Floor Price (as defined below), and (ii) 15% of the lowest closing price of the Ordinary Shares on any Trading Day (as defined in the Notes) during the five Trading Days prior to the respective conversion date. The “SEPA Floor Price” means the greater of (i) 20% of the Minimum Price (as such term is defined by the rules and regulations of the Nasdaq Stock Market LLC, Rule 5635(d)(1)(A) as of the date of the SEPA Notes), subject to downward adjustments for share splits, share dividends, share combinations, recapitalizations or other similar events and (ii) $1.50. Any such conversion is subject to conversion limitations so each Institutional Investor beneficially owns less than 4.99% of the Ordinary Shares.

Subject to exceptions described in the SEPA (the “SEPA Exempt Issuances”), including relating to the permitted issuance of Company securities if such securities remain restricted through the maturity date of the SEPA Note or its earlier conversion in full, the Company may not sell any equity or equity-linked securities during the term of the SEPA Notes without the Institutional Investors’ consent.

The SEPA Notes and New Notes contain customary Events of Default for transactions similar to the transactions contemplated by the SEPA, as amended, and the SEPA Note, which entitle each Institutional Investors, among other things, to accelerate the due date of the unpaid principal amount of the SEPA Note or New Note. Upon the first occurrence of an Event of Default with respect to the SEPA Note or New Note, the SEPA Principal Amount outstanding as of the Event of Default date shall be automatically increased by 20%. Additionally, from and after the occurrence and during the continuance of any Event of Default, each SEPA Note and New Note shall commence accruing interest at the rate of 20% per annum, and shall be due and payable on the first trading day of each calendar month during the continuance of such Event of Default.

Upon the satisfaction of the conditions to the SEPA Investor’s purchase obligation set forth in the SEPA, as amended, including that the SEPA Form F-1 be declared effective by the SEC, the Company will have the right, but not the obligation, from time to time at its discretion until the first day of the month following the 36-month period after the date of the SEPA, to direct such Institutional Investor to purchase a specified amount of Ordinary Shares (each such sale, a “SEPA Advance”) by delivering written notice to the Institutional Investor (each, a “SEPA Advance Notice”). While there is no mandatory minimum amount for any SEPA Advance, it may not exceed the lesser of (i) an amount equal to one hundred percent (100%) of the average of the Daily Traded Amount (as defined in the SEPA) during the five consecutive Trading Day immediately preceding a SEPA Advance Notice, (ii) 30% of the Daily Traded Amount (as defined in the SEPA) and (iii) $1 million, and may not exceed 4.99% of the issued and outstanding Ordinary Shares.

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The Ordinary Shares purchased pursuant to a SEPA Advance will be purchased at a price equal to 94% of the lowest VWAP of the Ordinary Shares during the three Trading Days following the applicable notice date. The Company may also deliver intraday purchase notices to the Institutional Investor, and the Ordinary Shares purchased pursuant to an intraday SEPA Advance will be purchased at a price equal to 98% of the lowest traded price of the Ordinary Shares during the intraday pricing period, as determined pursuant to the terms of the SEPA.

The SEPA contains certain customary representations, warranties and covenants made by each of the Company and the Institutional Investor, as set forth therein.

The Company will control the timing and amount of any sales of Ordinary Shares to the Institutional Investor under the Equity Line. Actual sales of the Ordinary Shares under the Equity Line will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Ordinary Shares and determinations by the Company as to the appropriate sources of funding for its business and operations.

As consideration for the Institutional Investor’s commitment to purchase Ordinary Shares upon the terms and subject to the conditions set forth in the SEPA, the Company agreed to pay to the Institutional Investor a facility fee (the “Facility Fee”) equal to two percent of the commitment amount of $100,000,000. To satisfy the Facility Fee, the Company shall issue or cause to be issued or transferred to the Institutional Investor that number of additional Ordinary Shares (or pre-funded warrants representing such shares) equal to $2,000,000 divided by the lesser of the most recent closing price of the Ordinary Shares on (i) the effective date of the SEPA, and (ii) the lowest 1-Trading Day VWAP of the Ordinary Shares of the five Trading Days immediately preceding the date the SEPA Form F-1 is declared effective. The Company issued the SEPA Investor 10,505 (as adjusted for the 1-for-4.8828125 reverse stock split effective on February 17, 2026) as the Facility Fee.

On November 19, 2025, the Company entered into an engagement letter in connection with the SEPA Offering (the “SEPA Engagement Letter”), with the SEPA Placement Agent, pursuant to which the SEPA Placement Agent agreed to serve as the placement agent for the issuance and sale of securities of the Company pursuant to the SEPA, as amended. As compensation for such placement agent services, the Company has agreed to pay the SEPA Placement Agent, an aggregate cash fee equal to (i) 8.0% of the first $10,000,000 of aggregate gross proceeds received by the Company in the SEPA Offering, (ii) 6.0% of the next $40,000,000 of aggregate gross proceeds received by the Company in the SEPA Offering (representing $11,000,000 - $50,000,000 of gross proceeds), and (iii) 4.0% of the next $50,000,000 of aggregate gross proceeds received by the Company in the SEPA Offering (representing $51,000,000 - $100,000,000 of aggregate gross proceeds), plus up to $90,000 for its fees and expenses.

Further, pursuant to the SEPA Engagement Letter, the SEPA Placement Agent is entitled to compensation with respect to any financing of the Company occurring within 12 months of the termination or expiration of the SEPA Engagement Letter when such financing is provided by investors whom the SEPA Placement Agent actually introduced to the Company during the term of the SEPA Engagement Letter. The SEPA Engagement Letter also includes indemnification obligations of the Company and other provisions customary for transactions of this nature.

On January 8, 2026, all $20,625,000 face amount of the SEPA Notes have been fully converted in accordance with their terms, into an aggregate of 1,230,698 (pre-4.8828125:1 reverse stock splits) ordinary shares of the Company.

Annual General Meeting

An Annual General Meeting of Shareholders (the “Meeting”) of the Company, was held on Monday, November 24, 2025, at 10:00 a.m. (Eastern time) and 3:00 p.m. (Irish time), at Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. On November 24, 2025, the Company convened its previously announced Meeting. However, the Meeting was adjourned for one week to the same day, time and place due to a lack of quorum.

The Meeting was held on December 1, 2025, at 10:00 a.m. (Eastern time) and 3:00 p.m. (Irish time), at Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland. At the Meeting, the Company’s shareholders voted on the proposals described in the Company’s Notice and Proxy Statement with respect to the Meeting (the “Proposals”), which was filed with the SEC as Exhibit 99.1 to the Company’s Report on Form 6-K on October 31, 2025. There were 347,442 (pre-4.8828125:1 reverse stock splits) ordinary shares voted at the Meeting, which constituted a majority of the votes cast at the Meeting. Thus, in accordance with Ireland law, the Proposals passed.

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November Reverse Stock Split

Upon the opening of business on November 18, 2025, the Company’s ordinary shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post-reverse stock split basis under the current symbol “SMX”. The new CUSIP number of the Company’s ordinary shares is G8267K 307 and the new ISIN code is IE000UPDVNX9.

On May 2, 2025, the Company’s Shareholders approved a proposal to amend the Company’s constitution to allow the Company’s Board of Director’s to consolidate and/or divide all or any of the Company’s classes of shares as the Board of Directors sees fit. As such, Shareholder approval was not required to effect the reverse stock split.

The Company’s Board of Directors’ fixed the split ratio at 8:1, every eight (8) ordinary shares of the Company with a nominal value of $0.00000000000312817946 per share was automatically combined into one (1) ordinary share with a nominal value of $0.00000000002502543568 per share. The Reverse Stock Split reduced the number of outstanding shares of the Company from 8,404,581 (pre reverse stock splits) to 1,050,572 (pre reverse stock splits) and affected all outstanding ordinary shares.

After the Reverse Stock Split, all outstanding Company options, warrants and other applicable convertible securities, including the Company’s warrants listed on the Nasdaq Capital Market under the symbol SMXWW which retained its existing CUSIP number, were proportionately adjusted in accordance with their respective terms.

October Reverse Stock Split

On October 23, 2025, the Company’s ordinary shares began trading on Nasdaq on a post-reverse stock split basis under the current symbol “SMX”. The new CUSIP number of the Company’s ordinary shares was G8267K182 and the new ISIN code was IE000UPDVNX9.

The Company’s Board of Directors’ fixed the split ratio at 10.89958:1, every 10.89958 ordinary shares of the Company with a nominal value of $0.000000000000287 per share were automatically combined into one (1) ordinary share with a nominal value of $0.00000000000312817946 per share.

The Reverse Stock Split reduced the number of outstanding shares of the Company from approximately 15.5 million to approximately 1 million and affected all outstanding ordinary shares. Every 10.89958 outstanding ordinary shares was combined into and automatically became 1 post-Reverse Stock Split ordinary share.

After the Reverse Stock Split, all outstanding Company options, warrants and other applicable convertible securities, including the Company’s warrants listed on the Nasdaq Capital Market under the symbol SMXWW which retained its existing CUSIP number, were proportionately adjusted in accordance with their respective terms.

Collaboration with Tradepro

On October 1, 2025, the Company and Tradepro Inc., a U.S.-based leader in plastics recycling and distribution, announced a strategic collaboration to accelerate the adoption of sustainable plastics across multiple applications. By combining the Company’s molecular traceability platform with Tradepro’s extensive recycling and distribution network, the two companies aim to deliver a new level of material efficiency and supply chain reliability to the U.S. plastics market.

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The collaboration is designed to bridge the demand gap for recycled content across a wide spectrum of plastics-not limited to PET-ensuring U.S. companies can access verifiable recycled materials for packaging, manufacturing, and consumer goods. The key outcomes of the collaboration are as follows:

●	FDA Compliance: The Company’s molecular marker was integrated into Tradepro’s rPET resin in line with FDA regulations for Food Contact Substances (21 CFR), confirming its industrial applicability for food-grade packaging.

●	End-to-End Durability: The marker was consistently detected across all process stages-resin, compounding, and final bottle production-proving its durability and reliability.

●	Non-Destructive Verification: Using the Company’s proprietary reader, marked rPET was identified and traced post-production without altering product performance or appearance.

●	Quantitative Accuracy: The Company’s technology accurately detected varying recycled-content percentages in Tradepro’s rPET, providing a robust quality and compliance tool for the supply chain.

●	Digital Certification: The system is designed to enable Tradepro to authenticate origin, quantify recycled content in real time, and deliver auditable reports to regulators, auditors, brand owners, and customers.

Collaboration with CETI

On September 25, 2025, the Company and CETI (European Center for Innovative Textiles), one of Europe’s leading textile research and innovation institutes, announced a strategic collaboration to embed SMX’s end-to-end tracing platform into CETI’s advanced textile R&D and circularity programs. This collaboration is being launched with the ultimate goal of enabling European textile and fashion stakeholders to authenticate fibers, track fabrics across their lifecycle, and unlock new financial mechanisms that accelerate the transition to a circular textile economy. The Company did not enter into a signed agreement in connection with the collaboration.

RedWave Complete Proof-of-Concept Trials

On September 17, 2025, the Company announced the successful completion of two proof-of-concept trials, conducted over two consecutive days, with its service provider RedWave, demonstrating advanced sorting solutions for NAFRA (North American Flame Retardant Alliance). The trials validated the commercial-speed identification and sorting of both food-grade plastics and flame-retardant black plastics with NAFRA.

Letter of Intent with BT-SYSTEMS GmbH

On September 15, 2025, the Company announced the signing of a Letter of Intent with BT-SYSTEMS GmbH, through its Competence Center REDWAVE, to jointly develop next-generation sorting and certification solutions for the recycling industry.

The planned 12-month collaboration between BT-Systems - Competence Center REDWAVE and the Company is being structured to integrate the Company’s patented molecular marking and blockchain-backed digital passport technology into BT-SYSTEMS’ existing high-speed detection and sorting platforms.

The shared goal is to establish a clear path toward full transparency and traceability of strategic materials and products, while also enabling industries to transition more efficiently toward circularity.

August 2025 RBW Transaction

On August 1, 2025, the Company entered into a Securities Purchase Agreement (the “August RBW Agreement”) with Secure Net Capital LLC and Target Capital 1 LLC (the “August Investors”) to issue and sell to each of the August Investors a promissory note (the “August RBW Note”), for aggregate gross proceeds to the Company of up to $11.0 million, subject to conditions (the “August RBW Purchase Price”), before deducting fees to RBW Capital Partners LLC (a division of Dawson James Securities, Inc.) (“RBW”) and other expenses payable by the Company in connection with the offering (the “August RBW Offering”).

Pursuant to the August RBW Agreement. the August RBW Purchase Price was to be paid as follows: $3,000,000 on the initial closing date (the “First Closing”); $3,000,000 on a second closing date prior to the effective date of the First Form F-1 (as defined below) (the “Second Closing”); $2,500,000 on a third closing upon the Third Closing Triggering Event (as defined in the August RBW Agreement); and $2,500,000 on a fourth closing on a fourth closing date prior to the effective date of a second Registration Statement on Form F-1.

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The First Closing was on August 4, 2025 and the Second Closing was on August 26, 2025. The Company paid to RBW $480,000 in the aggregate in cash fees in relation to the transactions contemplated by the First Closing and the Second Closing, of which $240,000 was payable at the First Closing and $240,000 was payable at the Second Closing.

Prior to the Third Closing, on September 9, 2025, the Company entered into the First Amendment to Securities Purchase Agreement (the “August RBW Amendment”) with the August Investors to reflect an increase in the aggregate principal due under the August RBW Note from $13,750,000 to $15,000,000 (the “Amended August RBW Principal Amount”) and to modify the funding schedule to reflect that the First Closing and Second Closing have already occurred and that the remaining balance of the August RBW Purchase Price shall be funded in three tranches. The Amended August RBW Principal Amount carries an original issue discount of 20%. The maturity date of each August RBW Note is the 12-month anniversary of the issuance date, or August 1, 2026, and is the date upon which the Amended August RBW Principal Amount, as well as any other fees, shall be due and payable.

Pursuant to the August RBW Amendment, the remaining balance of the Amended August RBW Principal Amount is to be paid as follows: $2,000,000 on the third closing date (the “Third Closing”); $1,000,000 upon the filing by the Company of the Second Form F-1 (as defined below) (the “Fourth Closing”); and $3,000,000 on a fifth closing date, which shall be no later than the date upon which the SEC declare the Second Form F-1 effective (the “Fifth Closing”).

The Company used the net proceeds from the sale of the August RBW Note for working capital and general corporate purposes, and to pay down certain outstanding indebtedness and other liabilities of the Company.

RBW acted as placement agent for the Offering. Aegis Capital Corp. (“Aegis”) acted as exclusive advisor with respect to the Offering.

Each August Investor has the right, at any time, to convert all or any portion of the then outstanding and unpaid August RBW Principal Amount and interest if any (including any costs, fees and charges) into the Company’s Ordinary Shares, at a conversion price equal to the greater of $0.332 and 85% of the lowest daily volume weighted average price of the Ordinary Shares during the seven trading days immediately prior to the date of conversion. Any such conversion is subject to limitations so each August Investor beneficially owns less than 4.99% of the Ordinary Shares. Additionally, each Investor is limited from selling the Ordinary Shares issued upon conversion of the August RBW Note in an amount equal to 20% of the Company’s trading volume during the same trading day, which may be waived from time to time.

On July 30, 2025, the Company entered into an engagement letter in connection with the Offering (the “Engagement Letter”), with RBW, pursuant to which RBW agreed to serve as the placement agent for the issuance and sale of securities of the Company pursuant to the August RBW Agreement. As compensation for such placement agent services, the Company has agreed to pay RBW, collectively with Aegis for its fees, an aggregate cash fee equal to 8.0% of the gross proceeds received by the Company from the August RBW Offering, plus up to $90,000 for its fees and expenses.

Further, pursuant to the Engagement Letter, RBW is entitled to compensation with respect to any financing of the Company occurring within 12 months of the termination or expiration of the Engagement Letter when such financing is provided by investors whom RBW actually introduced to the Company during the term of the Engagement Letter. The Engagement Letter also includes indemnification obligations of the Company and other provisions customary for transactions of this nature.

As of the date of this prospectus, $13,750,693 of the Amended August RBW Principal Amount has been converted into 66,794 (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) Ordinary Shares, representing the principal and accrued interest under the August RBW Notes issued at the First Closing and the Second Closing. The remaining $1,249,370 Amended August RBW Principal Amount was repaid on December 3, 2025, and all of the August RBW Notes have been either repaid or converted in full.

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Collaboration with A*STAR

On September 2, 2025, we announced a strategic collaboration with the Agency for Science, Technology and Research (A*STAR), Singapore’s lead public sector research and development agency, to pilot a national plastic circularity platform with brands, producers, manufacturers, waste collectors, recyclers and retailers. The collaboration combines SMX’s chemical molecular marking technology, patented reader and blockchain-based traceability platform with A*STAR’s digital, chemical spectroscopic detection and profiling research capabilities, to create an intelligent system to permanently mark, track and analyse plastics through their entire lifecycle-from manufacturing to recycling.

Phase 1 of the collaboration is expected to launch the first nationwide “digital passport” for plastics, tagging and tracing more than 5 000 tonnes of postconsumer flexible and rigid waste in real time. Semi-industrial integration is expected to start in Q1 2026, and a full scale commercial showcase is slated for Q2 2027-timed to provide industry with a turnkey compliance pathway ahead of impending extended producer responsibility mandates, with an end-stage capacity to tag and trace more than 5,000 tonnes of post-consumer plastics annually.

Each SMX-verified kilogram of recycled plastic would also be wrapped in a Plastic Cycle Token, a tradeable digital asset backed one-for-one by the molecular marker and its on-chain audit trail. The Plastic Cycle Token is engineered to supersede traditional carbon credits-potentially enabling recyclers to monetise verified recycled output, brands to hedge compliance risk, and investors to back measurable circularity.

Strategic Collaboration with Bio-Packaging Pte Ltd.

On August 25, 2025, the Company announced a strategic collaboration with Bio-Packaging Pte Ltd, a Singaporean manufacturer of Polyethylene, Post-consumer recycle (PCR), biodegradable and certified-compostable general packaging. The collaboration provides that the Company will embed its invisible molecular marker into Bio-Packaging’s PCR, biodegradable and certified-compostable product lines during extrusion to give brand owners and regulators verified proof of origin, material type, recycling loops and composting outcomes in real time.

August 2025 Reverse Stock Split

On August 7, 2025, the Company’s Ordinary Shares began trading on Nasdaq on a post-reverse stock split basis under the current symbol “SMX”. The new CUSIP number of the Company’s ordinary shares was changed to G8267K2174 and the ISIN code changed to IE000TB5RTG4.

On May 2, 2025, the Company’s Shareholders approved a proposal to amend the Company’s constitution to allow the Company’s Board of Director’s to consolidate and/or divide all or any of the Company’s classes of shares as the Board of Directors sees fit. As such, Shareholder approval was not required to effect the reverse stock split.

The Company’s Board of Directors’ fixed the split ratio at 7:1, every seven (7) ordinary shares of the Company with a nominal value of $0.000000000000041 per share was automatically combined into one (1) ordinary share with a nominal value of $0.000000000000287 per share.

All share, warrant, option quantity and exercise prices presented in this prospectus are post-August 2025 reverse stock split unless otherwise mentioned.

SMX (Treasury and Digital Asset Holding Company) Limited

The Company announced on July 22, 2025 that it will incorporate a new, wholly-owned subsidiary under the name SMX (Treasury and Digital Asset Holding Company) Limited, an Ireland private company (the “Treasury Subsidiary”).

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The Treasury Subsidiary will be formed pursuant to the authority granted to management of the Company by the Company’s Board of Directors, to amend the Company’s existing treasury investment guidelines (the “Guidelines”) to allow for the Company’s potential acquisition of Bitcoin and/or other cryptocurrency assets (“Crypto Assets”) as a treasury reserve asset, with the objective of enhancing the value of the Company’s assets and providing a hedge against inflation.

The amendment to the Guidelines to reflect the potential acquisition of Crypto Assets has not yet been finalized by the Company.

Any actual acquisition of Crypto Assets, including the specific cryptocurrency, timing and amount, pursuant to the Guidelines, as amended, shall be subject to further review and preapproval of either the Company’s Audit Committee or the Board.

June 2025 Reverse Stock Split

On June 16, 2025, the Company’s Ordinary Shares began trading on Nasdaq on a post-reverse stock split basis under the current symbol “SMX”. The new CUSIP number of the Company’s Ordinary Shares is G8267K2166 and the new ISIN code is IE000B8AU702.

The reverse stock split was previously approved by the Company’s shareholders on April 15, 2025. In accordance with the proposal approved by the Company’s shareholders, every 4.1 ordinary shares of the Company was automatically combined into one ordinary share (the “June Reverse Stock Split”).

The June Reverse Stock Split reduced the number of outstanding shares of the Company from approximately 4 million to approximately 1 million and affected all outstanding ordinary shares. Every 4.1 outstanding ordinary shares was combined into and automatically become 1 post-Reverse Stock Split Ordinary Share. The par value of the Ordinary Shares was increased from $0.00000000000001 to $0.000000000000041.

All share, warrant, option quantity and exercise prices presented in this prospectus are post-June Reverse Stock Split unless otherwise mentioned.

PMB Amendment

On May 13, 2025, and effective March 31, 2025, the Company entered into an Amendment #2 to Promissory Note (“Second Amendment”) and an Amendment #2 to Senior Note (“Senior Note Second Amendment”) with PMB Partners LP (“PMB”). The Second Amendment and the Senior Note Second Amendment amended the maturity date of the Senior Promissory Notes to November 30, 2025, and amended the interest rates of the Senior Promissory Notes to 18% per annum. In addition, all accrued and unpaid interest was capitalized and added to the principal of the applicable Senior Promissory Note.

Termination of Alpha

On May 9, 2025, the Company terminated the Stock Purchase Agreement, dated April 19, 2024 (“Alpha SPA”), by and between the Company and Generating Alpha Ltd. (“Alpha”).

May 2025 RBW Transaction

On May 7, 2025, the Company entered into a Securities Purchase Agreement (“RBW Purchase Agreement”) with certain institutional investors (the “Institutional Investors”) to issue and sell to each of the Institutional Investors a promissory note (the “RBW Note”), for aggregate gross proceeds to the Company of up to $5.5 million (the “RBW Purchase Price”), before deducting fees to RBW and other expenses payable by the Company in connection with the transaction. The RBW Purchase Price shall be paid as follows: $1,375,000 on the initial closing date; $1,375,000 on a second closing date on or about the filing date of a Registration Statement on Form F-1 to register the shares underlying the RBW Notes for resale (the “May 2025 F-1”); and $2,750,000 on a third closing date no later than the effective date of the May 2025 Form F-1, as identified in the amendment to the RBW Purchase Agreement dated June 17, 2025.

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The initial closing date contemplated by the RBW Purchase Agreement (the “RBW Offering”) occurred on May 8, 2025. The second closing occurred on May 22, 2025. The third closing occurred on July 3, 2025.

The Company used the net proceeds from the sale of the RBW Note for working capital and general corporate purposes, and to pay down certain outstanding indebtedness and other liabilities of the Company.

RBW acted as placement agent for the RBW Offering.

The RBW Notes were in the aggregate principal amount of up to $6,875,000 (the “RBW Principal Amount”), and carried an original issue discount of 20%. The maturity date of each RBW Note is the 12-month anniversary of the issuance date, or May 8, 2026, and is the date upon which the RBW Principal Amount, as well as any other fees, shall be due and payable.

Each Institutional Investors has the right, at any time, to convert all or any portion of the then outstanding and unpaid RBW Principal Amount and interest if any (including any costs, fees and charges) into the Company’s Ordinary Shares at a conversion price equal to the greater of $0.32 and 85% of the lowest daily volume weighted average price of the Ordinary Shares during the seven trading days immediately prior to the date of conversion, subject to certain adjustments as provided in the RBW Note. Any such conversion is subject to conversion limitations, so each Institutional Investors beneficially owns less than 4.99% of the Ordinary Shares. Additionally, each Institutional Investors is limited from selling the Ordinary Shares issued upon conversion of the RBW Note in an amount equal to 20% of the Company’s trading volume during the same trading day.

On May 6, 2025, the Company entered into an engagement letter in connection with the RBW Offering (the “RBW Engagement Letter”), with RBW, pursuant to which RBW agreed to serve as the placement agent for the issuance and sale of securities of the Company pursuant to the RBW Purchase Agreement. As compensation for such placement agent services, the Company has agreed to pay the RBW an aggregate cash fee equal to 8.0% of the gross proceeds received by the Company from the RBW Offering, plus up to $90,000 for its fees and expenses. The Company further paid a fee of $200,000 to Aegis.

The Company has also agreed to issue to RBW or its designees at the Closing, warrants (the “RBW Warrants”) to purchase a number of Ordinary Shares equal to 5.0% of the aggregate number of Ordinary Shares issued upon conversion in full of the RBW Note. The RBW Warrants shall be in a customary form reasonably acceptable to the RBW, have a term of five years and an exercise price of $22.47 (post-8:1 and 4.8828125:1 reverse stock splits), equal to 115% of the closing price of the Ordinary Shares on May 7, 2025. The RBW Warrants shall contain customary terms, including, without limitation, provisions for corporate adjustments (stock splits, combinations and the like), and cashless exercise. Further, pursuant to the RBW Engagement Letter, RBW is entitled to compensation with respect to any financing of the Company occurring within 12 months of the termination or expiration of the RBW Engagement Letter when such financing is provided by investors whom RBW actually introduced to the Company during the term of the RBW Engagement Letter. Further, pursuant to the RBW Engagement Letter, RBW has a right of first refusal to act as sole book-running manager, sole underwriter or sole placement agent with respect to any public offering or private placement of equity, equity-linked or debt securities occurring during the twelve-month period following the closing, but subject in all cases to the Company’s preexisting obligations to Aegis. The RBW Engagement Letter also includes indemnification obligations of the Company and other provisions customary for transactions of this nature.

The Company paid RBW approximately $440,000 in the aggregate in cash fees in relation to the transactions contemplated by the RBW Purchase Agreement.

As of the date of this prospectus, the RBW Notes have been fully converted into Ordinary Shares.

Change in Par Value

On May 2, 2025, the Company’s shareholders approved the subdivision of its ordinary shares into 1 ordinary share of $0.00000000000001 (pre reverse stock splits) par value with the same rights as each current ordinary share, and 470,250,014,886,351 (pre reverse stock splits) new deferred shares of US$0.00000000000001 (pre reverse stock splits) par value with the following rights: (i) each new deferred share shall not entitle the holder thereof to receive notice, attend or vote at general meetings of the Company; (ii) each New Deferred Share shall not entitle the holder thereof to participate in any dividends declared or paid by the Company; and (iii) on a return of capital on a winding up or otherwise, each New Deferred Share shall entitle the holder thereof to receive an amount of US$0.00000000000001 (pre reverse stock splits) on each deferred share after an amount of $1,000,000,000 has been paid in respect of each ordinary share.

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Agreement and Release

On April 2, 2025, the Company entered into an Agreement and Release (the “Alpha Release Agreement”) with Alpha, with respect to certain potential disputes the Company had with Alpha regarding loans Alpha made to the Company in 2024.

Pursuant to the Alpha Release, the outstanding amounts owed under the April Note, was adjusted to equal $1,921,211.14, which amount was then automatically deemed converted into 33 Ordinary Shares of the Company at a conversion price per share of $57,461. The Company agreed to defer the issuance of an aggregate of 89 of such shares pursuant to the terms of the Alpha Release.

As a result of the Alpha Release and the transactions contemplated in the Alpha Release, all indebtedness as between the Company and Alpha has been deemed repaid in full and none of such loans are in any way in further force or effect.

The Alpha Release Agreement provides that each party fully releases the other for any and all claims against the other, other than with respect to claims to enforce the Alpha Release Agreement and as otherwise provided in the Alpha Release Agreement.

On May 9, 2025, the Company terminated the Alpha SPA.

March 2025 Note

On March 28, 2025, the Company consummated the transactions pursuant to a Securities Purchase Agreement (the “March 2025 Purchase Agreement”) dated as of March 28, 2025, and issued and sold to 1800 Diagonal Lending LLC, a Virginia limited liability company (“1800 Diagonal”), a promissory note (the “March 2025 Note”), for gross proceeds to the Company of US$257,000.00 before deducting fees and other offering expenses payable by the Company. The Company used the net proceeds from the sale of the Note for general working capital purposes.

The March 2025 Note is in the principal amount of $295,550.00, which includes an original issue discount of US$38,550.00. A one-time interest charge of 12%, or $30,840.00 was applied to the principal. The maturity date of the March 2025 Note is March 30, 2026.

The accrued, unpaid interest and outstanding principal, subject to adjustment, shall be paid in seven payments as follows: (1) on September 30, 2025, US$163,195.00; (2) on October 30, 2025, US$27,199.17; (3) on November 30, 2025, US$27,199.17; (4) on December 30, 2025, US$27,199.17; (5) on January 30, 2026, US$27,199.17; (6) on February 28, 2026, US$27,199.17; and (7) on March 30, 2026, US$27,199.15.

From the issue date through 90 days following the issue date, the Company may prepay the March 2025 Note in full at a 4% discount. For the next 90 days, the Company may prepay the March 2025 Note in full at a 3% discount. From the 151st day following the issue date and ending the 270th day following the issue date, the Company may prepay the March 2025 Note in full at a 2% discount.

The March 2025 Note contains customary Events of Default for transactions similar to the transactions contemplated by the March 2025 Purchase Agreement and the March 2025 Note. In the event of an Event of Default, (i) the March 2025 Note shall become immediately due and payable, (ii) the principal and interest balance of the March 2025 Note shall be increased by 150% and (ii) the March 2025 Note may be converted into Ordinary Shares. The conversion price shall equal the lowest closing bid price of the Ordinary Shares during the prior ten trading day period multiplied by 75% (representing a 25% discount). Any such conversion is subject to customary conversion limitations set forth in the March 2025 Note so 1800 Diagonal beneficially owns less than 4.99% of the Company’s Ordinary Shares. 1800 Diagonal shall be entitled to deduct $1,500 from the conversion amount in each Notice of Conversion to cover Holder’s deposit fees associated with each Notice of Conversion.

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Incentive Equity Plan

On February 24, 2025, the Company amended its 2022 Incentive Equity Plan (“2022 Incentive Equity Plan”) to increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 187. Thereafter, the Company granted an aggregate of 99 restricted stock units and 87 stock options to its executive officers and directors, certain consultants, employees and advisors of the Company.

On March 17, 2025, the Company amended the 2022 Incentive Equity Plan, to further increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 207 from 187. Thereafter, the Company granted 11 stock options to certain consultants of the Company.

On June 17, 2025, the Company amended its 2022 Incentive Equity Plan, as amended, to increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 1,432 from 207. Thereafter, the Company granted an aggregate of 777 restricted stock units and 448 stock options, to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

On July 3, 2025, the Company amended its 2022 Incentive Equity Plan, as amended, to increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 1,563 from 1,432. Thereafter, the Company granted an aggregate of 89 restricted stock units and 12 stock options to certain consultants, employees and advisors to the Company.

On August 26, 2025, the Company amended its 2022 Incentive Equity Plan, to increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 18,309 from 1,563. Thereafter the Company granted an aggregate of 13,223 restricted stock units and 3,625 stock options to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

On September 4, 2025, the Company amended its 2022 Incentive Equity Plan to increase the number of authorized Ordinary Shares under the 2022 Incentive Equity Plan to 25,707 from 18,309. Thereafter, the Company granted an aggregate of 4,110, restricted stock units and 3,288 stock options to its executive officers and directors, certain consultants, employees and advisors of the Company.

On October 29, 2025, the Company further amended its Incentive Plan to increase the number of authorized Ordinary Shares under the Incentive Plan from approximately 25,707 to 233,324. Thereafter, the Company granted an aggregate of 157,696 restricted stock units and 49,920 stock options to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

On November 21, 2025, the Company further amended its 2022 Incentive Equity Plan to increase the number of authorized Ordinary Shares under the Incentive Plan from approximately 233,324 to 2,442,092. Thereafter, the Company granted an aggregate of 1,420,288 restricted stock units and 788,480 stock options to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

All above numbers are as adjusted for the 1-for-4.1 reverse stock split effective June 16, 2025, as adjusted for the 1-for-7 reverse stock split effective August 7, 2025, as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, as adjusted for the 1-for-8 reverse stock split effective November 18, 2025, and as adjusted for the 1-for-4.8828125 stock split effective February 17, 2026.

As a Foreign Private Issuer, Nasdaq Rule 5615(a)(3) allows the Company to rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d) and, accordingly, the Company so elected to approve the amendment without stockholder approval.

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Share Issuances to investors and Service Providers

On July 3, 2025, the Company issued 186 (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) Ordinary Shares and 11 (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) stock options to certain investors and certain consultant.

On August 26, 2025, the Company issued 1,174 (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) Ordinary Shares and 234 (as adjusted for the 1-for-10.89958 reverse stock split effective October 23, 2025, the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) stock options to investors and certain consultant.

On October 29, 2025, the Company issued 12,800 (as adjusted for the 1-for-8 reverse stock split effective November 18, 2025 and the 1-for-4.8828125 reverse stock split effective February 17, 2026) Ordinary Shares and 2,560 (as adjusted for the 1-for-8 reverse stock split effective November 18, 20251-for-4.8828125 reverse stock split effective February 17, 2026) stock options to investors and certain consultant.

On November 20, 2025, the Company issued 102,400 Ordinary Shares and 20,480 stock options to investors and certain consultants (as adjusted for the 1-for-4.8828125 reverse stock split effective February 17, 2026).

Promissory Note Financing

The Company entered into transactions pursuant to a Securities Purchase Agreement, dated August 30, 2024 (“1800 SPA”), with 1800 Diagonal and issued and sold to an 1800 Diagonal a promissory note (“August Note”), for gross proceeds to the Company of $194.5 thousand, before deducting fees and other offering expenses payable by the Company. The Company used the net proceeds from the sale of the August Note for general working capital purposes.

The August Note was in the principal amount of $223.6 thousand, which included an original issue discount of $29 thousand. A one-time interest charge of 10%, or $22 thousand was applied to the principal. The maturity date of the August Note is June 30, 2025.

The accrued, unpaid interest and outstanding principle, subject to adjustment, shall be paid in five payments as follows: (1) on February 28, 2025, $123 thousand; (2) on March 30, 2025, $30.7 thousand; (3) on April 30, 2025, $30.7 thousand; (4) on May 30, 2025, $30.7 thousand; and (5) on June 30, 2025, $30.7 thousand.

The Company paid to ClearThink Securities as placement agent, approximately $18 thousands in cash fees in relation to the transactions contemplated by the 1800 SPA.

As of December 31, 2024, the August Note amounted to $268 thousand. As of June 30, 2025, the Company has fulfilled its entire obligation under the August Note.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

The Company qualifies as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” the Company may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

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The Company may take advantage of these reporting exemptions until it is no longer an “emerging growth company.”

The Company is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after the Company no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events

The Company may take advantage of these reporting exemptions until such time that it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, the Company is also permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, the Company is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that it will follow in lieu thereof. The Company currently follows the following Irish corporate governance practices in lieu of Nasdaq corporate governance rules: The Company has elected to (a) amend its 2022 Equity Incentive Plan to increase the number of shares authorized under the plan without stockholder approval, (b) follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance and potential issuance of its Ordinary Shares (or securities convertible into or exercisable for its Ordinary Shares) at a price less than certain referenced prices, if such shares equal 20% or more of the Company’s Ordinary Shares or voting power outstanding before the issuance, (c) follow home country practice in lieu of the requirements under Nasdaq Rule 5635(c) to seek shareholder approval in connection with the establishment or material amendment of a stock option or purchase plan or arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants, (d) follow home country practice in lieu of the requirements under Nasdaq Rule 5605(c)(2)(A) that require the Company to have an audit committee of at least three members, and (e) follow home country practice in lieu of the requirements under Nasdaq Rule 5635(e) to have director nominees selected or recommended for the Board’s selection either by (i) independent directors constituting a majority of the board’s independent directors in a vote in which only independent director’s participate, or (ii) a nominations committee comprised solely of independent directors.

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Corporate Structure

The Company has seven wholly owned subsidiaries: Lionheart, Security Matters PTY, trueSilver SMX Platform Ltd. (Canada) (“trueSilver”), SMX Fashion and Luxury (France), Security Matters Canada Ltd. (Canada), SMX (Security Matters) Ireland Limited (Ireland) and SMX Circular Economy FZCO (UAE), which was formed on April 18, 2025. Additionally, the Company owns 70% of SMX Circular Economy Platform PTE, Ltd. (Singapore) (“SMX Singapore”). The Company’s ownership in SMX Singapore was reduced to 70% on November 11, 2024.

Security Matters PTY has two wholly-owned subsidiaries: SMX Israel, and SMX Beverages Pty Ltd. (Australia). Security Matters PTY is also the record holder of 50% of Yahaloma, through SMX Israel, and 52.9% of trueGold Consortium Pty Ltd. (Australia) (“trueGold”).

The below chart details the organizational structure of the Company:

Corporate Information

The Company is a public limited company organized and existing under the laws of Ireland. The Company was formed on July 1, 2022, as a public limited company incorporated in Ireland under the name “Empatan Public Limited Company”. The Company changed its name to SMX (Security Matters) Public Limited Company on February 15, 2023. Its affairs are governed by its Amended and Restated Memorandum and Articles of Association, the Irish Companies Act of 2014 (“ICA”), and the laws of Ireland.

The Company’s principal website is https://smx.tech. We do not incorporate the information thereon, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

Risk Factors

Our operations and financial results are subject to various risk and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under “Risk Factors” beginning on page 20 of this Reoffer Prospectus, as well as the other information included elsewhere or incorporated by reference in this Reoffer Prospectus, and the risk factors described under “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 20-F, as amended, and those contained in our other filings with the SEC that are incorporated by reference in this Reoffer Prospectus. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

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About this Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this Reoffer Prospectus, of up to 1,196,800 Ordinary Shares underlying stock options and restricted stock units previously granted to the Selling Stockholders as executive officers or directors (or resigning directors), as applicable, of the Company pursuant to the Plan. Subject to the vesting and/or exercise of the Ordinary Shares offered hereby pursuant to the terms of the relevant award agreements, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Ordinary Shares covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of Ordinary Shares by the Selling Stockholders. The Selling Stockholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this Reoffer Prospectus, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2025, as amended by our filing of Form 20-F/A on May 15, 2025, together with all of the other information appearing in or incorporated by reference into this Reoffer Prospectus. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Ordinary Shares could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will determine at what price they may sell the offered Ordinary Shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

USE OF PROCEEDS

The Ordinary Shares to be offered and sold pursuant to this Reoffer Prospectus will be reoffered and resold by the Selling Stockholders or their transferees. We will not receive any proceeds from the resale of the Ordinary Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

This Reoffer Prospectus relates to the registration of up to 1,196,800 Ordinary Shares that are being registered for reoffer and resale by the Selling Stockholders who have received or acquired the shares pursuant to the Plan. The Selling Stockholders may resell all, a portion, or none of the Ordinary Shares from time to time. We are registering the shares in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the “beneficial ownership” of the Ordinary Shares by each Selling Stockholder. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any Ordinary Shares as to which the Selling Stockholders have sole or shared voting power or investment power and any Ordinary Shares the Selling Stockholders have the right to acquire within 60 days.

The table below sets forth, as of March 5, 2026 (the “Determination Date”), (i) the name and position within the Company of each person who is offering the resale of shares by this Reoffer Prospectus; (ii) the number of shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of Ordinary Shares (and the percentage, if 1% or greater) each person will own after the offering, assuming they sell all of the shares offered. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o SMX (Security Matters) Public Limited Company, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland D04 T4A6.

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The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this Reoffer Prospectus accordingly. We cannot give an estimate as to the number of Ordinary Shares that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Ordinary Shares under the offering contemplated by this Reoffer Prospectus or acquire additional Ordinary Shares. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

	Ordinary Shares Beneficially Owned Prior to the Offering(1)		Ordinary Shares Being	Ordinary Shares Beneficially Owned After the Offering(1)(3)
Selling Stockholders	Shares	Percentage	Offered(2)	Shares	Percentage
Haggai Alon (4)	224,501	10.09%	221,440	-	-%
Ophir Sternberg (5)	179,200	8.06%	179,200	-	-%
Amir Bader (6)	108,846	4.89%	107,520	-	-%
Zeren Browne (7)	175,800	7.9%	174,080	-	-%
Pebble Sia Huei-Chieh (8)	172,997	7.78%	171,520	-	-%
Thomas Hawkins (9)	172,997	7.78%	171,520	-	-%
Roger Meltzer (10)	172,997	7.78%	171,520	-	-%

* Less than 1%

1.	Beneficial ownership and the percentage of shares of Common Stock beneficially owned is computed on the basis of 2,224,067 Ordinary Shares outstanding as of the Determination Date and determined in accordance with the rules and regulations of the SEC.
2.	Includes Ordinary Shares issuable upon exercise of stock options and settlement of restricted stock units, including any that may vest within 60 days from the Determination Date.
3.	Assumes that all of the Ordinary Shares held by each Selling Stockholder and being offered under this Reoffer Prospectus are sold, and that no Selling Stockholder will acquire additional Ordinary Shares before the completion of this offering.
4.	The shares being offered represents 199,680 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Alon on November 20, 2025, and 21,760 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Alon on October 29, 2025. Mr. Alon is the Company’s Chief Executive Officer and Director, and as of March 6, 2026, Chairman of the Board.
5.	The shares being offered represents 163,840 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Sternberg on November 20, 2025, and 15,360 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Sternberg on October 29, 2025. Mr. Sternberg disclaims beneficial ownership over any securities owned by his affiliates in which he does not have any pecuniary interest. Mr. Sternberg was our Chairman of the Board until his resignation dated as of March 6, 2026.
6.	The shares being offered represents 102,400 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Bader on November 20, 2025, and 5,120 Ordinary Shares issued upon the vesting and settlement of restricted stock units granted to Mr. Sternberg on October 29, 2025. Mr. Bader is the Company’s Interim Chief Financial Officer and Director.
7.	The shares being offered represents 163,840 fully vested options exercisable into Ordinary Shares at an exercise price of $20.7 per share, and 10,240 fully vested options exercisable into Ordinary Shares at an exercise price of $115.2 per share. Ms. Browne is the Company’s Executive Vice President, Chief Strategy Officer, Managing Director of trueGold, and a Director.
8.	The shares being offered represents 163,840 fully vested options exercisable into Ordinary Shares at an exercise price of $20.7 per share, and 7,680 fully vested options exercisable into Ordinary Shares at an exercise price of $115.2 per share. Ms. Sia is a Director of the Company.
9.	The shares being offered represents 163,840 fully vested options exercisable into Ordinary Shares at an exercise price of $20.7 per share, and 7,680 fully vested options exercisable into Ordinary Shares at an exercise price of $115.2 per share. Mr. Hawkins was a Director of the Company until his resignation dated as of March 6, 2026..
10.

The shares being offered represents 163,840 fully vested options exercisable into Ordinary Shares at an exercise price of $20.7 per share, and 7,680 fully vested options exercisable into Ordinary Shares at an exercise price of $115.2 per share. Mr. Meltzer was a Director of the Company until his resignation dated as of March 6, 2026..

All share, option quantity and exercise prices presented in this section are post- reverse split ratio of 4.8828125:1, unless otherwise mentioned.

PLAN OF DISTRIBUTION

The Ordinary Shares covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders.

We will pay the expenses incident to this registration, on behalf of the Selling Stockholders. The Ordinary Shares offered may be sold from time to time directly by or on behalf of each Selling Stockholder in one or more transactions on the Nasdaq Capital marketplace or any other stock exchange on which the Ordinary Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.

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In connection with their sales, a Selling Stockholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

In addition to any shares sold hereunder, Selling Stockholders may sell Ordinary Shares in compliance with Rule 144. There is no assurance that the Selling Stockholders will sell all or a portion of the common stock offered pursuant to this Reoffer Prospectus.

The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the Selling Stockholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of our Ordinary Shares has been passed upon by Arthur Cox LLP, Irish counsel to the Company.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three year period ended December 2024, incorporated by reference in this Reoffer Prospectus have been audited by Ziv Haft, a member firm of BDO, an independent registered public accounting firm, as stated in their report. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This reoffer prospectus is only part of a registration statement on Form S-8 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this reoffer prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website at https://smx.tech. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-8 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this reoffer prospectus. This reoffer prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this reoffer prospectus. Statements in this reoffer prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, are available at the SEC’s website at http://www.sec.gov. The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 14, 2025, as amended by our filing of Form 20-F/A on May 15, 2025;

(b)	Our Report on Form 6-K, filed with the SEC on August 29, 2025 (SEC File No. 000-41639);

(c)	Our Report on Form 6-K, filed with the SEC on July 16, 2025 (SEC File No. 000-41639);

(d)	Our Report on Form 6-K, filed with the SEC on December 15, 2025 (SEC File No. 001-41639), as amended on Form 6-K/A, filed with the SEC on December 16, 2025 (SEC File No. 001-41639);

(e)

Our Reports on Form 6-K, filed (and not furnished) with the SEC on January 13, 2025, January 23, 2025, January 30, 2025, February 5, 2025, February 12, 2025, February 14, 2025, March 5, 2025, March 20, 2025, April 4, 2025, April 16, 2025, May 5, 2025, May 8, 2025, June 12, 2025, June 20, 2025, July 22, 2025, July 30, 2025, August 5, 2025, August 5, 2025, September 11, 2025, September 12, 2025, October 21, 2025, October 30, 2025, October 31, 2025, November 14, 2025, November 25, 2025 (excluding Exhibit 99.1), December 3, 2025, December 5, 2025, December 11, 2025 (excluding Exhibits 99.3 and 99.4), December 29, 2025, February 6, 2026, February 12, 2026, February 13, 2026 and March 6, 2026; and

(f)	The description of the Company’s Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on March 7, 2023, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this Reoffer Prospectus forms a part, and (ii) all such Annual Reports and certain reports on Form 6-K that we file after the effectiveness of the registration statement of which this Reoffer Prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this Reoffer Prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this Reoffer Prospectus).

Any statement contained in this Reoffer Prospectus or in a document incorporated or deemed to be incorporated by reference into this Reoffer Prospectus will be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained in this Reoffer Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this Reoffer Prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: SMX (Security Matters) Public Limited Company, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland D04 T4A6; telephone number +353-1-920-1000.

You should rely only on information contained in, or incorporated by reference into, this Reoffer Prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that contained in this Reoffer Prospectus or incorporated by reference in this Reoffer Prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this Reoffer Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-8 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this Reoffer Prospectus. This Reoffer Prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this Reoffer Prospectus. Statements in this Reoffer Prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, are available at the SEC’s website at http://www.sec.gov. The documents we are incorporating by reference are:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 14, 2025, as amended by our filing of Form 20-F/A on May 15, 2025;

(b)	Our Report on Form 6-K, filed with the SEC on August 29, 2025 (SEC File No. 001-41639);

(c)	Our Report on Form 6-K, filed with the SEC on July 16, 2025 (SEC File No. 001-41639);

(d)	Our Report on Form 6-K, filed with the SEC on December 15, 2025 (SEC File No. 001-41639), as amended on Form 6-K/A, filed with the SEC on December 16, 2025 (SEC File No. 001-41639);

(e)	Our Reports on Form 6-K, filed (and not furnished) with the SEC on January 13, 2025, January 23, 2025, January 30, 2025, February 5, 2025, February 12, 2025, February 14, 2025, March 5, 2025, March 20, 2025, April 4, 2025, April 16, 2025, May 5, 2025, May 8, 2025, June 12, 2025, June 20, 2025, July 22, 2025, July 30, 2025, August 5, 2025, August 5, 2025, September 11, 2025, September 12, 2025, October 21, 2025, October 30, 2025, October 31, 2025, November 14, 2025, November 25, 2025 (excluding Exhibit 99.1), December 3, 2025, December 5, 2025, December 11, 2025 (excluding Exhibits 99.3 and 99.4), December 29, 2025, February 6, 2026, February 12, 2026, February 13, 2026 and March 6, 2026; and

(f)	The description of the Company’s Ordinary Shares contained in our registration statement on Form 8-A filed with the SEC on March 7, 2023, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this Reoffer Prospectus forms a part, and (ii) all such Annual Reports and certain reports on Form 6-K that we file after the effectiveness of the registration statement of which this Reoffer Prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this Reoffer Prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this Reoffer Prospectus).

Any statement contained in this Reoffer Prospectus or in a document incorporated or deemed to be incorporated by reference into this Reoffer Prospectus will be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained in this Reoffer Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this Reoffer Prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: SMX (Security Matters) Public Limited Company, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland D04 T4A6; telephone number +353-1-920-1000.

You should rely only on information contained in, or incorporated by reference into, this Reoffer Prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that contained in this Reoffer Prospectus or incorporated by reference in this Reoffer Prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Item 4. Description of Securities

Not Applicable.

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Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Company is subject to the ICA. Subject to exceptions, the ICA does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company. The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Company’s Amended and Restated Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the ICA, each director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Company on closing entered into indemnification agreements with each of its directors to provide contractual indemnification providing for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company, and to Lionheart if applicable or, at Lionheart’s request, service to other entities, as officers or directors occurring at or prior to the Business Combination, to the maximum extent permitted by applicable law.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Amended and Restated Memorandum and Articles of Association or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed

Not Applicable.

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Item 8. Exhibits

3.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-4 (Reg. No. 333-267301), as amended, initially filed with the SEC on September 6, 2022).
3.2	Form of Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Annex C to the Registration Statement on Form F-4 (Reg. No. 333-267301), as amended, initially filed with the SEC on September 6, 2022).
3.3	Deed of Variation-Scheme Implementation Deed, dated January 8, 2023, by and among Lionheart III Corp., Empatan Public Limited Company and Security Matters PTY (incorporated by reference to Annex B-2 to the Registration Statement on Form F-4 (Reg. No. 333-267301), as amended, filed with the SEC on January 12, 2023).
3.4	Constitution True Gold Consortium Pty Ltd. (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-4 (Reg. No. 333-267301), as amended, filed with the SEC on December 28, 2022).
3.5	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form F-1 (Reg. No. 333-270674), as amended, initially filed with the SEC on March 17, 2023).
3.6	Amended Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 6-K filed with the SEC on August 18, 2023).
3.7	Further Amended Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form F-1 (Reg. No. 333-274774), as amended, initially filed with the SEC on September 29, 2023).
3.8	Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on July 11, 2024).
3.9	Amended Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.9 to the Company’s Annual Report on Form 20-F, as amended, initially filed with the SEC on May 14, 2025).
3.10	Amended Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 3.10 to the Company’s Registration Statement on Form F-1 (Reg. No. 333-287437), as amended, initially filed with the SEC on May 20, 2025).
3.11	Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on June 12, 2025).
3.12	Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on August 5, 2025).
3.13	Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (Incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on November 14, 2025)
3.14	Public Limited Company Constitution of SMX (Security Matters) Public Limited Company Memorandum of Association (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K filed with the SEC on February 12, 2026)
4.1	2022 Equity Incentive Plan (incorporated by reference to Exhibit 4.33 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023).
5.1*	Opinion of Arthur Cox
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm.
23.2*	Consent of Arthur Cox (contained in Exhibit 5.1 hereof)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107.1*	Filing Fee Table

* Filed herewith

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Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized this registration statement to be signed on its behalf by the undersigned.

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

March 6, 2026	By:	/s/ Haggai Alon
	Name:	Haggai Alon
	Title:	CEO

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints each of Haggai Alon as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Haggai Alon	Chief Executive Officer and Director	March 6, 2026
Haggai Alon	(Principal Executive Officer)

Chairman of the Board of Directors
Ophir Sternberg

/s/ Zeren Browne	Executive Vice President, Chief Strategy Officer	March 6, 2026
Zeren Browne	and Director

/s/ Amir Bader	Director, and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2026
Amir Bader

Director
Roger Meltzer

Director
Thomas Hawkins

/s/ Pebble Sia Huei-Chieh	Director	March 6, 2026
Pebble Sia Huei-Chieh

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on March 6, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title	Managing Director

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